EXHIBIT 21.1

SMART-TEK SOLUTIONS INC.

LIST OF WHOLLY OWNED SUBSIDIARIES

1. Smart-Tek Automated Systems Inc., a Nevada corporation

2. Smart-Tek Communications Inc.., a British Columbia corporation